Exhibit 99.(h)(16)

Merrill Lynch

Wealth Management

Bank of America Corporation

RE:  TRIBUTARY FUNDS OPERATIONS AGREEMENT

Ladies and Gentlemen:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“we”, “us” or “Merrill Lynch”) desires to assist its customers in the acquisition and/or disposition of shares of the open-end investment companies (“mutual fund(s)”) listed on Schedule A hereto as amended from time to time in accordance with Paragraph 11(d) hereunder (collectively the “Funds” or, individually, the “Fund”) for which you are the distributor.

Accordingly, in consideration of the mutual covenants herein contained, the parties hereto intending to be legally bound agree as follows:

1.                                      Fund Share Purchases by Customers

(a)                                 You hereby authorize Merrill Lynch to place orders for the purchase of shares of the Funds, and we agree that all purchase orders for Fund shares will be made only to cover purchase orders or other instructions received by us as agent for our customers or for our own bona fide investment.

(b)                                 Our customers’ orders will be effected subject to minimum investment requirements and at the applicable public offering price described in the statutory prospectus, summary prospectus (as that term is defined in the Securities and Exchange Commission Rule 498) and statement of additional information of such Funds in effect on the date of the sale (the prospectus and statement of additional information as of any such sale date or of any applicable redemption or repurchase date being sometimes referred to together herein as the current

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prospectus” or “prospectus” or as otherwise permitted by law; provided, however, that it is understood that we assume no responsibility or liability for the determination of the net asset value per share of a Fund or for any information provided by you to us that we rely on in determining such public offering price.

(c)                                  We shall not withhold placing orders for Fund shares received from our customers so as to profit ourselves as a result of such withholding (e.g., by a change in the net asset value from that used in determining the public offering price for Fund shares to our customers).

(d)                                 We understand that all orders are subject to rejection by you or the Funds in the sole discretion of either; and that no conditional order will be accepted by the Funds. Purchase orders will be subject to the procedures set forth in Paragraph 4 and such other procedures as may be mutually agreed upon from time to time.

(e)                                  Payment for Fund shares purchased shall be made on the settlement date specified in your or the Fund’s confirmation by New York Clearing House funds through the National Securities Clearing Corporation (“NSCC”) Fund/SERV system or, in limited circumstances, through such other means as mutually agreed by you and us.  If such payment is not received by you or the Funds, each reserves the right, without notice, either to promptly cancel the sale, or, at its option, to promptly sell the shares ordered back to such Fund, if applicable, and in either case, hold us responsible for any direct loss suffered by you or by such Fund resulting from your failure to receive timely payment as aforesaid.

2.                                      Selling Procedures; Sales Materials

(a)                                 “Sales Materials,” as used herein, shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, circulars, research reports, market letters, performance reports or summaries, form letters, posters, signs and other similar materials, whether in print, hypertext, video, audio or other media, and any items derived from the foregoing, and including sales materials intended for wholesale use (i.e., broker/dealer use only) or retail use.

(b)                                 You agree to supply to us, or our fulfillment vendor, at your expense current copies of each Fund’s current prospectus (i.e., that contained in an effective registration statement), any supplements to the prospectus, and any summary prospectus that you request we deliver pursuant to Section 2(f) below in reasonable quantities, that is, no less than six months inventory based on prior twelve months usage of current prospectus materials, upon our request (collectively, “Fulfillment Materials”).  You further agree to provide us, or our fulfillment vendor, at your expense copies of any Fund filings with the Securities and Exchange Commission (“SEC”) that are legally required to be delivered to Fund shareholders, including all current statements of additional information (including supplements), periodic reports and proxy statements as well as any other printed supplemental material as determined by the SEC, the Fund’s board or management to be delivered to shareholders in reasonable quantities upon our request (collectively, “Additional Materials”).  We agree to deliver copies of the Fulfillment Materials and/or Additional Materials to our customers in accordance with applicable law and the rules of the SEC.  You also agree that, should you fail to provide us with sufficient quantities of Fulfillment Materials to allow us to deliver Fulfillment Materials and Additional Materials as described in the preceding sentence, you shall be responsible for any costs that we incur, including, without limitation, the costs of “print on demand” services, in printing and delivering such materials.  All Fulfillment Materials and Additional Materials shall be provided to us pursuant to the instructions set forth on Appendix 1.

(c)                                  You agree to notify us in writing (as specified in Paragraph 11(c)) of any change to the then current prospectus, summary prospectus or statement of additional information of each Fund, specifying such change, at least thirty (30) calendar days before such change becomes effective, provided that if such 30-day notice is not reasonably practicable, you may provide us with the required notice in the case of changes that would not have a material effect on our rights and obligations under this Agreement within such other period as is reasonable under the circumstances, but in any event not later than concurrently with such change.  You further agree that to the extent you fail to provide such notice and we are unable to comply with such changes due to systems or other limitations, you shall indemnify us and hold us harmless against any and all losses, claims, damages, liabilities and expenses (including the reasonable cost of investigation and attorney’s fees and expenses incurred by us in any action or proceeding between the parties hereto or between us and any third party) to which we may become subject under the Securities Act of 1933 (the “Securities Act”), the Investment Company Act of 1940 (the “1940 Act”), or otherwise, and the procedures set forth in Paragraph 9(b) hereof shall control.  This Paragraph 2(c) shall survive the termination of this Operations Agreement (“Agreement”).

(d)                                 We shall not make any representation, whether in Sales Materials or otherwise, concerning the Funds or their securities to our customers that is untrue or misleading, or omits a material fact necessary in order to make the representation made, in light of the circumstances in which it was made, not misleading.

(e)                                  You agree not to distribute any Sales Materials (other than copies of the then current prospectus) to any of our employees or sales offices unless the distribution of such materials has been approved in writing by us in accordance with written procedures (as amended from time to time) provided by us to you. In approving such materials for distribution within our offices or through our sales offices to our customers, we assume no responsibility or liability for the representations or any omissions contained in any Sales Materials nor for representations or any omissions contained in the prospectus or statement of additional information relating to the Fund.

(f)                                   If you request that we deliver summary prospectuses to Clients pursuant to Section 2(b) above, you acknowledge that you will be deemed to have certified that the Summary Prospectus complies with SEC Rule 498, including, without limitation, that the Summary Prospectus identifies a website maintained by you, or on your behalf, through which Clients may obtain copies of the materials required by the rule, in the manner required by the rule, and that you covenant to continue to do so for so long as any summary prospectuses remains effective.  You further agree that we may not be identified in the Summary Prospectus as the location at which Clients may obtain this information without our express written consent.

(g)                                  You shall indemnify us and hold us harmless against any and all losses, claims, damages, liabilities or expenses to which we may become subject insofar as any such loss, claim, damage, liability or expense arises out of or is based on the non-compliance of any Summary Prospectus with the requirements of Rule 498.

3.                                      Redemption/Repurchase/Transfer of Fund Shares and Exchanges

(a)                                 When effecting redemptions or repurchase orders on behalf of customers we agree to pay such customers not less than the applicable redemption price (i.e., the currently quoted net asset value minus any applicable sales charges or redemption fees) determined as set forth in the then current prospectus of the Fund or as otherwise permitted by law; provided, however, that it is understood that we assume no responsibility or liability for the determination of the net asset value per share of a Fund or for any information provided by you to us that we rely on in determining such redemption price.

(b)                                 We will not withhold placing redemption or repurchase orders for Fund shares received from our customers so as to profit ourselves as a result of such withholding (e.g., by a change in the net asset value from that used in determining the public offering price for Fund shares to our customers).

(c)                                  Redemption and repurchase orders will be subject to the procedures set forth in Paragraph 4, and such other procedures as may be mutually agreed upon from time to time, provided that any order placed by us regarding the redemption or repurchase of Fund shares is subject to timely receipt by you or the Fund’s transfer agent of all required documents.

(d)                                 Where Fund shares are held in the name of our customer directly at the Fund’s transfer agent, with us listed as the broker-dealer of record, and our customer requests that such shares be transferred to the name of Merrill Lynch, Pierce, Fenner & Smith Incorporated or an affiliate thereof as nominee, you undertake to provide to us as soon as is practicable, but no more than five (5) business days from your receipt of a transfer request on behalf of our customer, the account history in connection with processing such a transfer request.  If the account history is received more than five (5) business days from the date of our transfer request, you acknowledge that you will be deemed to have certified that the transferred assets were transferred free from any applicable holding periods and future liabilities, including, but not limited to, redemption fees or any contingent deferred sales charges, and you agree to indemnify us and hold us harmless against any and all losses, claims, damages, liabilities and expenses (including the reasonable cost of investigation and attorney’s fees and expenses incurred by us in any action or proceeding between the parties hereto or between us and any third party) to which we may become subject under the Securities Act, the 1940 Act, or otherwise as a result of your failure to provide such account history on a timely basis, and the procedures set forth in Paragraph 9(b) hereof shall control.  This Paragraph 3(d) shall survive the termination of this Agreement.

(e)                                  Exchanges of shares between Funds or classes of Funds will be effected in the manner and subject to the restrictions and charges described in the then current prospectuses of the relevant Funds or as otherwise permitted by law. The handling of exchanges will be further subject to such other procedures as may be mutually agreed upon from time to time.

4.                                      Transaction Processing

(a)                                 We will date and record the time at which any order is received from our customers.  We will make such records available for inspection by (i) any governmental or regulatory agency, as required by law; and (ii) you or the Funds upon reasonable notice and during normal business hours.

(b)                                 We shall be entitled to accept orders from our customers for the purchase, redemption and/or exchange of shares of the Funds on any day, and, subject to Paragraph 1(d) and the following, you shall be obligated to receive such orders on any day that the New York Stock Exchange is open for regular business (each a “business day”). With respect to each Fund, only orders that are received by us on a business day prior to the Pricing Time will be processed and transmitted for clearance and settlement at the net asset value of the shares of the Fund subject to any sales charges or other conditions (i.e., the public offering price described in the then current prospectus) on that business day. Any orders received by us after the Pricing Time (including any Saturday, Sunday or holiday) will be processed and transmitted for clearance and settlement at the net asset value of the shares of the Fund subject to any sales charges or other conditions (i.e., the public offering price described in the then current prospectus) on the next business day.  The “Pricing Time” shall mean the time on each business day that the net asset value/price of the shares of a Fund is stated to be determined in the then current prospectus of the Fund.

(c)                                  We represent that our policies and procedures are reasonably designed to ensure compliance with this Paragraph 4.

5.                                      Net Asset Value Errors

You shall notify us promptly whenever an error is made in the calculation of any Fund’s net asset value per share and indemnify us and hold us harmless against any and all losses, claims, damages, liabilities or expenses (including, but not limited to, any losses suffered by our customers and any additional costs and expenses related to the net asset value correction, such as research costs, expenses related to developing computer software specifically for the correction, processing overtime and notices to customers) to which we may become subject insofar as any such loss, claim, damage, liability or expense arises out of or is based on any error or alleged error made in calculating any Fund’s net asset value per share. Payment shall be made by you promptly upon receipt of an invoice from us stating the costs of the price correction and the expenses related thereto.

6.                                      Compensation

We acknowledge that we are fully compensated pursuant to the separate No-Load Fund Services Agreement related to the Funds and that you are not obligated to pay us any compensation pursuant to this Agreement.  Notwithstanding the foregoing, the letter agreement between us and the Fund’s investment adviser regarding the maximum compensation shall have full force and effect.

7.                                      FINRA Membership

(a)                                 We represent that Merrill Lynch is registered and/or licensed as a broker and/or dealer under the federal and applicable state laws and that it is a member of the Financial Industry Regulatory Authority, Inc. (the “FINRA”).

(b)                                 We agree to notify you immediately if Merrill Lynch ceases to be registered or licensed as a broker or dealer or fails to be a member in good standing of the FINRA.

(c)                                  We agree to abide by the rules and regulations of the FINRA, including, without limitation, Rule 2830 of the FINRA Conduct Rules.

8.                                      Compliance with Regulatory Requirements and Merrill Lynch Policy

You represent, warrant and/or covenant to us the following:

(a)                                 Each Fund is registered and has filed a registration statement (a “Registration Statement”) relating to its shares under the Securities Act on Form N-lA with the SEC. The Registration Statement (including the prospectus and the statement of additional information) conforms in all respects to the requirements of the Securities Act and the 1940 Act and the rules thereunder.

(b)                                 To the extent required by law, each Fund is registered and its shares are qualified for sale in all states and other jurisdictions in the United States unless we are notified in writing to the contrary. We may rely solely on such representation in offering or selling Fund shares, but you assume no responsibility or obligation as to our right as a broker-dealer to offer or sell Fund shares in any state or jurisdiction.

(c)                                  The then current prospectus for each of the Funds contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Fund shares as is necessary to comply with all laws, rules and regulations, including, without limitation, disclosure of all compensation as required by Rule 2830(1) of the FINRA Conduct Rules. Such fees and charges will be in compliance with the rules and regulations of the FINRA, including, without limitation, Rule 2830 of the FINRA Conduct Rules.

(d)                                 Each investment adviser of each Fund is registered as an investment adviser under the Investment Advisers Act of 1940 and in any state where registration is required, and each of you, each investment adviser, the Funds and each of such persons’ respective affiliates will comply with all applicable laws, rules and regulations.

(e)                                  The Registration Statement, the summary prospectus, and any Sales Materials relating to the Fund provided by you to us do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(f)                                   All Sales Materials submitted to us by you will comply in all material respects with the rules and regulations of the SEC, the FINRA and any states having such rules and regulations, and will be filed with (i) the FINRA or SEC as required by the rules and regulations of the FINRA and the SEC and (ii) the relevant states as required by the laws, rules and regulations of such states.

(g)                                  Each Fund that has adopted a plan of distribution under Rule 12b-1 has implemented policies and procedures required by Rule 12b-l(h)(2)(ii) and has determined that the criteria used to select broker-dealers that both execute Fund portfolio transactions and promote or sell Fund shares is reasonable.

(h)                                 You have reviewed and will adhere to, and cause your affiliates to adhere to, the policies outlined in the Merrill Lynch Cash and Non-Cash Compensation and Reimbursement Policies (the “Policies”), a copy of which you hereby acknowledge receipt of; and you and/or your affiliates have implemented policies and procedures to ensure that your and your affiliates’ employees adhere to such Policies.

(i)                                     The foregoing representations, warranties and covenants will be true and correct at all times during the term of this Agreement (with references to the Registration Statement being deemed to refer to the Registration Statement in effect at the time such reference is made and to the then current prospectus of the Fund).

9.                                      Indemnification

(a)                                 You agree to indemnify us (for the purposes of this Paragraph 9, “us” and “we” shall mean Merrill Lynch, the officers, directors and employees of Merrill Lynch, and any person who is or may be deemed to be a controlling person of Merrill Lynch) and hold us harmless against any and all losses, claims, damages, liabilities and expenses (including the reasonable costs of investigation and attorney’s fees and expenses as such expenses are incurred by us in any action or proceeding between the parties hereto or between us and any third party) to which we may become subject under the Securities Act, the 1940 Act, or otherwise, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any untrue statement of a material fact or alleged untrue statement of a material fact contained in any Registration Statement of any Fund (including any prospectus or statement of additional information which is part of any such Registration Statement) or any amendment or supplement thereto, in any summary prospectus, or in any Sales Materials relating to a Fund provided to us by you (whether or not we have approved the use of such Sales Materials), arises out of or is based on the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or breach of this Agreement. This indemnity agreement will be in addition to any liability which you may otherwise have.  No indemnity by you hereunder shall apply in respect of any prospectus, statement of additional information, summary prospectus or Sales Materials relating to a Fund provided by you to us used at a time not authorized under the Securities Act or the regulations adopted thereunder, provided that you have informed us in writing that there is no such authorization.

(b)                                 If we seek indemnity under this Paragraph 9 we shall, promptly after receipt of notice of commencement of any action, suit or proceeding against us, give written notice of the commencement of such action, suit or proceeding to you, but the omission so to notify you shall not relieve you from any such obligation you may otherwise have.  In case such notice of any such action shall be so given, you shall be entitled to participate at your own expense in the defense, or, if you so elect, to assume the defense of such action, in which event such defense shall be conducted by counsel (satisfactory to us) chosen by you; provided, however, that you shall not have the right to assume the defense of any action in which the named parties (including any implied parties) include both you and us and in which counsel to either of us has advised that there may be legal defenses available to us which are different from or in addition to those available to you.  If you do not elect to assume the defense of such action and in cases where separate counsel is retained because of the availability of different defenses, you will reimburse us for the reasonable fees and expenses of any counsel retained by us.  Payment (other than the reimbursement of our legal and other related fees and expenses, which will be payable to us upon your receipt of our bill related thereto) shall be made upon any final determination of liability resulting from such claim or misstatement or omission by a court, panel of arbitrators, administrative agency or self-regulatory organization, or upon any settlement of any dispute, the subject of which involves such a claim.  In any action in which you have elected to assume the defense, we shall bear the fees and expenses of any additional counsel we retain, unless either of us has retained separate counsel because there are legal defenses available to one of us which are different from or in addition to those available to the other of us, in which case you shall bear the fees and expenses of our counsel as well.

(c)                                  This Paragraph 9 shall survive the termination of this Agreement.

10.                               Termination

Either party hereto may terminate this Agreement upon thirty (30) calendar days’ prior written notice to the other.

11.                               Miscellaneous

(a)                                 You understand and agree that we are not acting as your agent under this Agreement nor are we acting as an underwriter or principal underwriter for, or dealer in Fund shares, and we are in no way responsible for the manner of your performance or for any of your acts or omissions in connection herewith, and nothing shall constitute us and you as a selling syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or otherwise partners with you.  You consent on behalf of the Funds to our acting as a special purpose agent of the Funds for purposes set forth in Paragraph 4(b) only.  In recognition of the foregoing, you agree and acknowledge that this Agreement is not an agreement in accordance with, and/or subject to, Section 15(b) of the 1940 Act.

(b)                                 We recognize that each Fund reserves the right in its discretion, subject to applicable law and reasonable notice to us, to suspend sales or redemptions or to withdraw the offering of shares of the Fund.

(c)                                  All communication shall be sent to us as provided on Appendix 1 and to you at the address you have provided at the end of this Agreement.  Notice shall be deemed to have been given on the date it was either delivered personally to the other party or any officer or member thereof or was either received by express delivery or telecopy (with receipt) by the other party at his or her address specified in this Agreement.  Notwithstanding anything to the contrary in this Agreement, either party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.

(d)                                 No modification, amendment, supplement to, or waiver of this Agreement or any of its provisions or any Schedule hereto shall be binding upon the parties hereto unless made in writing and duly signed by the party against whom enforcement thereof is sought. Notwithstanding the foregoing, Schedule A may be amended, at any time and from time to time, to add mutual funds (as requested or approved by you) or remove mutual funds (with notice to you), which amended Schedule A shall be evidenced solely upon our or our affiliates’ books and records.  This Agreement shall be binding with respect to shares of mutual funds added to Schedule A upon the first purchase by a customer of ours of any shares of such additional Funds.

(e)                                  This Agreement, as supplemented by the Fee Based Programs Supplemental Agreement and the No-Load Self-Directed Brokerage Service Platform Supplemental Agreement, and the No-Load Fund Services Agreement constitute the entire agreement between the parties with respect to the matters dealt with herein and therein and supersede any previous or contemporaneous agreements and documents with respect to such matters.  Each Schedule and Appendix referenced herein is incorporated by such reference into this Agreement and made a part hereof.

(f)                                   Our failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement.

(g)                                  The validity of this Agreement, the construction and enforcement of its terms, and interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York without giving effect to provisions relating to conflict of laws.

(h)                                 If a dispute arises between us and you with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure (the “FINRA Code”).  The parties agree that to the extent permitted by the FINRA Code the arbitrator(s) shall be selected from the securities industry.

(i)                                     In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

(j)                                    For only those customers of ours where we are the record owner of shares of the Funds, we hereby certify that we have established and maintain an anti-money laundering program that includes written policies, procedures and internal controls reasonably designed to identify our customers and have undertaken appropriate due diligence efforts to “know our customers” in accordance with all applicable anti-money laundering regulations in our jurisdiction including, where applicable, the USA PATRIOT Act of 2001 (“Patriot Act”).  We further confirm that we will monitor such customers’ activities for suspicious activity in accordance with the requirements of the Patriot Act.

(k)                                 This Agreement shall become effective as of the later of dates set forth below when executed by each of the parties hereto.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Peter D. Thatch

Peter D. Thatch
Managing Director, Managed Solutions Group - Third Party Platforms

Date:	9/14/13

Agreed and accepted:

Firm Name: NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ Brian Nielsen

Brian Nielsen
Print Name
CEO
Title

Address:	17605 Wright Street
Omaha, NE 68130

Date:	August 22, 2013

SCHEDULE A

July 2013

Fund Name	Share Class	Symbol	CUSIP
Tributary Short-Intermediate Bond Fund	Institutional	FOSIX	320269830
Tributary Short-Intermediate Bond Fund	Institutional Plus	FOSPX	89609H100

Tributary Income Fund	Institutional	FOINX	320269798
Tributary Income Fund	Institutional Plus	FOIPX	89609H209

Tributary Balanced Fund	Institutional	FOBAX	320269814
Tributary Balanced Fund	Institutional Plus	FOBPX	89609H308

Tributary Large Cap Growth Fund	Institutional	FOLCX	320269723
Tributary Large Cap Growth Fund	Institutional Plus	FOLPX	89609H506

Tributary Growth Opportunities Fund	Institutional	FOGRX	320269772
Tributary Growth Opportunities Fund	Institutional Plus	FOGPX	89609H605

Tributary Small Company Fund	Institutional	FOSCX	320269764
Tributary Small Company Fund	Institutional Plus	FOSBX	89609H704

APPENDIX 1

Fulfillment and Additional Materials Instructions:

Send Fulfillment Materials to:

Broadridge Financial Solutions, Inc.
Attn: Prospectus

1155 Long Island Avenue

Edgewood, NY 11717

Send Additional Materials to:

Broadridge Financial Solutions, Inc.
Attn: Mutual Funds
51 Mercedes Way
Edgewood, NY 11717

All boxes containing the Fulfillment and Additional Materials shall be conspicuously marked with the CUSIP number(s) that correspond(s) to the materials contained therein.

Upon the effectiveness of any registration statement and any post-effective amendment thereto, you shall provide to Broadridge an electronic file containing the final form of prospectus and SAl for Broadridge’s use, including any subsequent supplements/stickers to the prospectus and/or SAI.  Electronic files for this purpose shall be delivered via Email to: MutualFundDistribution@broadridge.com.

All communications shall be sent to:

Peter D. Thatch, Managing Director, Managed Solutions Group - Third Party Platforms
Merrill Lynch, Pierce, Fenner & Smith Incorporated

1700 Merrill Lynch Drive, 2nd Floor

Pennington, NJ 08534

Phone:  609.274.1985

with a copy of communications to:

William Bridy, President
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, Florida 32246

Phone:  904.218.5288